Exhibit 99.1

CB&I Pre-Earnings Conference Call Philip K. Asherman President and CEO Ronald A. Ballschmiede Chief Financial Officer October 16, 2008

Agenda UK Projects Impact Hurricane Ike End Markets Credit Facilities Summary 3

UK Projects Impact 85 cents per share impact ~90% related to South Hook LNG Schedule slippage due to sub-contractor default and weather delays 5

7 Hurricane Ike Update Hurricane Ike (Sept.13) impacted all significant Texas facilities Engineering offices - 3 to 5 days Fabrication facilities and warehouses - 1-3 weeks Golden Pass LNG- site assessment and clean-up continues Other project sites - several days Financial Impact 2008 Impact - repairs up to insurance deductibles, paid downtime and other indirect costs of $6 to $8 million ($0.04 to $0.05 EPS), primarily affecting the third quarter. Delayed revenue from 2008 to 2009 for GPLNG and other projects of approximately $100 million.

End Markets CB&I has had NO project cancellations from our Backlog. (Q208 $7.4B) CB&I has had 1 prospect postponement because of project financing concerns. 9

11 11 Client Profile NOTE: CB&I analysis based on high-potential prospects greater than $40 million with award dates through 2Q09. End Markets NOC's IOC's Terminals Utilities Ind Refiners Ind Producers Developers Petrochemicals

13 NOTE: CB&I analysis based on high-potential prospects greater than $40 million with award dates through 2Q09. End Markets Geographic Region

15 Market Sector NOTE: CB&I analysis based on high-potential prospects greater than $40 million with award dates through 2Q09. End Markets

17 17 67% of clients expected to finance most/some from their balance sheets 71% appear to be on schedule to be awarded 24% may slip award date, but not necessarily out of first half of 2009 Project Financing: Project Award Timing: NOTE: CB&I analysis based on high-potential prospects greater than $40 million with award dates through 2Q09. End Markets

End Markets In addition, ~30% of CB&I's quarterly new awards are from projects with a value of less than $40 million. These small capital projects generally do not require project financing. Also, Lummus Technology generates ~$500 million annually and we do not expect any significant change to this level. 19

End Markets Conclusion Upcoming Prospects: 71%+ - On schedule to be awarded 67% - Balance sheet financed 69% - NOC's and IOC's 51% - Energy Process projects 37% - Middle East 21

23 CB&I Financial Strength Our liquidity remains solid Quarter-end cash position continues to exceed our borrowings Bank lines remain in place $1.1 billion revolving credit agreement ($0.3 billion utilized for letters of credit, $0.8 billion available), line terminates in October 2011 $200 million borrowings on 5 year term loan facility Various short and long-term credit facilities totaling $1.8 billion generally used to provide letters of credit or bank guarantees to customers ($1.1 billion utilized for letters of credit, $0.7 billion available) Bank lines are available to support our working capital needs and future Letters of Credit requirements.

Summary Confidence in End Markets Strong Backlog performance, excluding U.K. projects Credit facilities intact No significant financial impact from Ike 25

Q & A

29 29 Safe-Harbor Statement Any statements made in this presentation that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward- looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected performance of contracts; the uncertain timing and funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; weather conditions that may affect performance and timeliness of completion, which could lead to increased costs and adversely affect the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and clean fuels; risks inherent in the Company's acquisition strategy and its ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including but not limited to pending securities class action litigation, and the potential effect on the Company's business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; two previously identified material weaknesses in the Company's internal control over financial reporting that could adversely affect the Company's ability to report its financial condition and results of operations accurately and on a timely basis; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2007. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.